[VITALE, CATURANO & COMPANY LTD. LETTERHEAD]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion of our report dated November 23, 2005, except for Note 15, as to which the date is April 7, 2006, relating to the September 30, 2005 and 2004 consolidated financial statements of Utix Group, Inc. and to the reference to our Firm under the caption "Experts" in this Amendment to the Registration Statement on Form SB-2. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 2005 or performed any audit procedures subsequent to the date of our report.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
November 13, 2006